EXHIBIT 3.01

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                     MORTGAGE ASSISTANCE CENTER CORPORATION

         Pursuant to the  provisions  of Sections  607.0602  and 607.1006 of the
Florida Business Corporation Act ("FBCA"), Mortgage Assistance Center Corporation (the "Company"), a for profit corporation organized and existing under and by virtue of the FBCA, adopts the following amendments to its Articles of Incorporation:

         A new Article X, Terms of Series A Preferred Stock, shall be added to provide as follows:

                                   "Article X.

         The Corporation hereby creates a class of Preferred Stock consisting of 3,000,000 shares of Preferred Stock (the "Series A Preferred Stock") with the following preferences, voting powers, qualifications and special or relative rights and privileges.

         1. Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, at the rate of 10.0% per annum (accrued and compounded on a quarterly basis as set forth below) of the Preferred Stock Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination, merger or other similar recapitalization affecting such shares), per share of Series A Preferred Stock (collectively, the "Accruing Dividend"), and prior and in preference to any declaration or payment of any dividend or other Distribution (defined below) on the Common Stock, $0.001 par value, of the Corporation (the "Common Stock"), payable when and as declared by the Board of Directors. The Accruing Dividend shall accrue from day to day, whether or not declared, shall be cumulative and shall be compounded on unpaid Accruing Dividends on each March 31, June 30, September 30 and December 31 of each year. Other than on shares of Preferred Stock as set forth in Section 2(a) below, the Corporation shall not declare, pay or set aside any dividends or Distributions on any other shares of capital stock of the Corporation unless the holders of shares of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividend then accrued on each such share of Preferred Stock, and not previously paid. "Distribution" means the Corporation's transfer of cash or other property without consideration whether by way of dividend or otherwise, other than (x) repurchases of Common Stock or Preferred Stock issued to or held by employees, officers or directors of the Corporation or its subsidiaries upon termination of their employment pursuant to the Stockholders' Agreement by and among the Corporation and certain of the holders of capital stock of the Corporation, dated November 30, 2006 (the "Stockholders' Agreement") and other agreements approved by the Board of Directors, (y) repurchases of Common Stock in accordance with first refusal rights contained in the Stockholders' Agreement, and (z) any other repurchase or redemption of the Corporation's capital stock approved by the holders of a majority of the Series A Preferred Stock. Whenever a Distribution provided for in this Section 1 will be payable in property other than cash, then the value of such Distribution will be deemed to be the fair market value of such property as determined in good faith by the Board of Directors (subject to Section 3(d)). Any such dividends shall be paid quarterly; provided, however, that during the twelve (12) month ending November 30, 2007, the Board of Directors may accumulate and not pay any such dividends until November 30, 2007.

         2. Liquidation Preference.

                  (a) Preference. In the event of a Liquidating Event (as defined below), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of cash or property equal to the sum of (A) the Preferred Stock Original Issue Price, and (B) an amount equal to any accrued but unpaid Accruing Dividend. If upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount payable to each such holder under this Section 2(a). For purposes of this Certificate, "Preferred Stock Original Issue Price" shall mean an amount equal to $1.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination, merger or other similar recapitalization affecting such shares) per share of Series A Preferred Stock.

                  (b) Distribution of Remaining Assets. Upon the completion of the distribution required by Section 2(a), if assets remain in the Corporation, the holders of the Common Stock shall receive all of the remaining assets of the Corporation.

                  (c) Liquidating Event. For purposes of this Section 2, a "Liquidating Event" shall mean (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of a majority of the voting control of the Corporation by another person, entity or organization (a "Person") by means of any transaction or series of related transactions (including, without limitation, any reorganization, stock sale or share exchange) or any merger or consolidation in which the Corporation is a constituent party or a direct or indirect subsidiary of the Corporation (a "Subsidiary") is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (but excluding any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation) (collectively, a "Change in Control Event"); or (iii) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or the exclusive license of all or substantially all of the intellectual property of the Corporation, except where such sale, lease, transfer, exclusive license, or other disposition is to a wholly owned subsidiary of the Corporation.

                  (d) Notice of Liquidating Event. The Corporation shall give each holder of record of Series A Preferred Stock written notice of a Liquidating Event not later than twenty (20) calendar days prior to the stockholders' meeting called to approve such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the Liquidating Event and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.

                  (e) Distribution of Property. If any of the Corporation's property distributed to stockholders in connection with a Liquidating Event are in a form other than cash, then the value of such property will be their fair market value as determined in good faith by the Board of Directors (subject to Section 3(d)).

         3. Voting Rights.

                  (a) General Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote per share of Series A Preferred Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote as a class with all other holders of Series A Preferred Stock, with respect to any question upon which the holders of Preferred Stock shall have the right by law to vote. Except for the voting rights set forth herein or provided by law, the holders of the Series A Preferred Stock shall have no other voting rights.

                  (b) Election of Directors.

                           (i) The holders of Series A Preferred  Stock,  voting
as a single class, shall be entitled to (A) nominate two (2) members of the Board of Directors of the Corporation, and (B) designate the Corporation's nominees for two (2) members of each of the Persons of which the Corporation owns or controls at least fifty percent (50%) of capital stock (or other equity interests or voting power ("Subsidiaries"); provided, that to the extent the Board of Directors of the Corporation or any Subsidiary is comprised of more than five (5) members, the holders of Series A Preferred Stock shall have the right to nominate that number of members that represent forty percent (40%) of the Board of Directors of the Corporation and each Subsidiary, rounded up to the next whole person. Such members and nominees are referred to as the "Series A Directors." The holders of a majority of Common Stock then outstanding shall be entitled to nominate the remaining members of the Corporation's Board of Directors and to nominate the remaining members of each Subsidiary's Board of Directors (the "Common Stock Directors"). The rights of the holders of Series A Preferred Stock pursuant to this Section 3(b) shall survive and continue as long such holders continue to hold in the aggregate at least ten percent (10%) of either (i) the Series A Preferred Stock purchased pursuant to that certain
Series A Preferred Stock and Common Stock Warrant Purchase Agreement dated November 30, 2006 (the "Purchase Agreement") by and among the Corporation and certain investors (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) or (ii) the Warrant Shares actually issued pursuant to the terms of the Warrants issued pursuant to, and as defined in, the Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization or other adjustments set forth in the Warrants); provided, that, upon the redemption in full of all Series A Preferred Stock, the holders of the Series A Preferred Stock who continue to hold at least ten percent (10%) of the Warrant Shares as described in (ii) above after the redemption in full of the Series A Preferred stock shall only be entitled to appoint one member to the Board of Directors of the Corporation and each Subsidiary or, if the the Board of Directors of the Corporation and each Subsidiary consists of more than five (5) members, that number of members that represent twenty percent (20%) of the Board of Directors of the Corporation and each Subsidiary, rounded up to the next whole person.

                           (ii)  Vacancies  in the  Board  of  Directors  of the
Corporation or a Subsidiary may be filled by a majority of the holders of (a) Series A Preferred Stock if there is a vacancy in the Series A Directors, or (b) Common Stock if there is a vacancy in the Common Stock Directors. A Series A Director may be removed during his or her term of office, either for or without cause, only by the holders of the Series A Preferred Stock.


                  (c) Special Voting Rights of Holders of Series A Preferred Stock. As long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, and will cause each of its Subsidiaries not to, without first obtaining the approval of the holders of more than fifty percent (50%) of the outstanding shares of the Series A Preferred Stock:

                           (i)  with  respect  to  the  Corporation,  authorize,
create or issue shares of any class of stock having any rights, preferences, privileges or powers superior to or on a parity with the Series A Preferred Stock or issue shares or rights to acquire shares of Common Stock if, following such issuance, there were insufficient authorized shares of Common Stock that would permit the full exercise of all then outstanding rights, options and warrants of the Corporation;

                           (ii)  with  respect  to  any  Subsidiary,  authorize,
create or issue additional shares of any class of stock;

                           (iii) with respect to the Corporation, reclassify any
outstanding shares into shares having any rights, preferences, privileges or powers superior to or on a parity with the Series A Preferred Stock;

                           (iv)  issue or sell any  capital  stock,  in a single
transaction or in a series or related transactions, for an aggregate purchase price of greater than $50,000, except for shares of capital stock issued pursuant to any warrant outstanding as of November 30, 2006;

                           (v)  incur any  debt,  or issue any debt  securities,
either (A) in excess of $50,000 in the aggregate for a single transaction or a series of related transactions, but in no event more than $50,000, or (B) whereby the Corporation or a Subsidiary will agree to issue any Common Stock, any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities ("Options"), or any securities (other than shares of Series A Preferred Stock or Options) convertible or exchangeable for Common Stock ("Convertible Securities");

                           (vi) amend or change any of the rights, preferences,
privileges or powers of, or increase the number of authorized shares of, the Series A Preferred Stock;

                           (vii) adopt a stock option plan of any type, create
any new equity incentive or benefit plan for the Corporation or any Subsidiary, or otherwise issue any Options or Convertible Securities;

                           (viii) amend the Corporation's or any Subsidiary's
Articles of Incorporation, Bylaws or other organizational documents;

                           (ix) change the size of the Corporation's or any
Subsidiary's Board of Directors or otherwise vote in favor of a Board composition that does not comply with Section 3(b);

                           (x) merge,  consolidate or reorganize the Corporation
or any Subsidiary, such that the holders of such Corporation's or Subsidiary's voting power immediately prior to such transaction will hold less than a majority of the Corporation's or Subsidiary's voting power immediately after such transaction;

                           (xi)  sell,   lease  or   otherwise   convey  all  or
substantially all of the Corporation's or any Subsidiary's assets, or grant an exclusive license of all or substantially all of the Corporation's or any Subsidiary's intellectual property, in a single transaction or in a series of related transactions;

                           (xii)   pay   any   compensation   (excluding   sales
commissions or sales-related compensation) to any officer, director, employee or consultant of the Corporation or any Subsidiary in excess of $150,000 in any fiscal year;

                           (xiii)   declare  or  pay  any   dividend   or  other
Distribution on shares of any capital stock of the Corporation;

                           (xiv) liquidate, dissolve or wind-up the business and
affairs of the Corporation or any Subsidiary, effect any Liquidating Event, or consent to any of the foregoing; or

                           (xv)  commence a  voluntary  case  under the  federal
bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or consent to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Corporation or any Subsidiary for any substantial part of their property, or the making of any assignment for the benefit of creditors.

                  (d) Special Voting Rights of Board of Directors. As long as the holders of Series A Preferred Stock continue to hold shares of Series A Preferred Stock or otherwise hold securities of the Corporation, the Corporation will not, and will cause each of its Subsidiaries not to, without first obtaining the approval of the holders of more than fifty percent (50%) of the members of the Board of Directors:

                           (i)  with  respect  to  the  Corporation,  authorize,
create or issue shares of any class of stock having any rights, preferences, privileges or powers superior to or on a parity with the Series A Preferred Stock;

                           (ii)  with  respect  to  any  Subsidiary,  authorize,
create or issue additional shares of any class of stock;

                           (iii) with respect to the Corporation, reclassify any
outstanding shares into shares having any rights, preferences, privileges or powers superior to or on a parity with the Series A Preferred Stock;

                           (iv) issue or sell any stock, in a single transaction
or in a series or related transactions, for an aggregate purchase price of greater than $50,000, except for shares of capital stock issued pursuant to any warrant outstanding as of November 30, 2006;

                           (v)  incur any  debt,  or issue any debt  securities,
either (A) in excess of $50,000 in the aggregate for a single transaction or a series or related transactions, but in no event more than $50,000, or (B) whereby the Corporation or a Subsidiary will agree to issue any Common Stock, any Options or any Convertible Securities;

                           (vi)  materially   amend  the   Corporation's   stock
incentive or option plan or otherwise create any new equity incentive or benefit plan for the Corpration or any Subsidiary;

                           (vii)  approve  or accept  any  annual  budget of the
Corporation or any Subsidiary (including, without limitation, any capital expenditure budget), or amend or modify any budget so approved;

                           (viii) purchase,  acquire,  sell,  lease,  license or
convey any material assets or businesses or otherwise make a material investment, in any case that exceeds $50,000 in the aggregate for a single transaction or a series of related transactions, but in no event more than $50,000;

                           (ix)   pay   any   compensation    (excluding   sales
commissions or sales-related compensation) to any officer, director, employee or consultant of the Corporation or any Subsidiary in excess of $150,000 in any fiscal year, or hire or fire any such officer, director, employee or consultant of the Corporation or any Subsidiary;

                           (x) enter into or engage in any  business not engaged
in by the Corporation or a Subsidiary as of the date of this Certificate, open any new locations for the Corporation or a Subsidiary, or materially change any of the Corporation's or any Subsidiary's business strategies;

                           (xi)   selecting  or  replacing   the   Corporation's
independent auditor;

                           (xii) filing or settling any material  litigation  of
the Corporation that results in a loss to the Corporation of more than $50,000;

                           (xiii)  liquidate,  dissolve or wind-up the  business
and affairs of the Corporation or any Subsidiary, effect any Liquidating Event, or consent to any of the foregoing;

                           (xiv)  approve  or accept  any  annual  budget of the
Corporation or any Subsidiary (including, without limitation, any capital expenditure budget), or amend or modify any budget so approved;

                           (xv)  purchase,  acquire,  sell,  lease,  license  or
convey any material assets or businesses, such materiality to be determined by the Series A Directors;

                           (xvi)  enter  into  or  engage  in any  business  not
engaged in by the Corporation or a Subsidiary as of the date of this Certificate, or materially change any of the Corporation's or any Subsidiary's business strategies;

                           (xvii) open a new location; or

                           (xviii)  commence a voluntary  case under the federal
bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or consent to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Corporation or any Subsidiary for any substantial part of their property, or the making of any assignment for the benefit of creditors.

                  (e) Special Board Matters.

                           (i) In any action taken by the Corporation's Board of
Directors with respect to the determination of the fair market value of property distributed by, or consideration received by, the Corporation hereunder, such determination shall require approval of (i) a majority of the directors and (ii) all of the Series A Directors.

                           (ii)   Upon   the   occurrence   of   an   Event   of
Non-Compliance (as defined below), and as long as any shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock, voting as a single class, shall be entitled, in addition to the voting rights set forth in Section 3(b), to elect such number of additional Series A Directors so that, immediately following any such election, a majority of the Board of Directors for the Corporation and each Subsidiary is comprised of Series A Directors.

                           (iii) "Event of Non-Compliance" means:

                                    (A) an event of default  by the  Corporation
                           or a Subsidiary under any senior secured commercial credit facility of the Corporation or a Subsidiary that remains uncured thirty (30) days following receipt of notice under such senior secured commercial credit facility of such event of default;

                                    (B)  a   material   breach  of  any  of  the
                           representations or warranties of the Corporation set forth in the Purchase Agreement (i) that are not otherwise cured by the Corporation within thirty (30) days after delivery of notice of such breach, and
                           (ii) that would reasonably be expected to result in Losses (as defined in the Purchase Agreement) in excess of $250,000 or that would otherwise result in a Material Adverse Effect (as defined in the Purchase Agreement) as determined by the holders of Series A Preferred Stock in their reasonable discretion;

                                    (C)  a   material   breach  of  any  of  the
                           covenants or agreements of the Corporation set forth in these Terms of Series A Preferred Stock or in the Series A Preferred Stock Investors' Rights Agreement dated November 30, 2006 by and among the Corporation and certain investors, which breach has not been cured by the Corporation within ten (10) days after delivery of notice of such breach; or

                                    (D) the failure of the Corporation to redeem
                           the Series A Preferred Stock in accordance with Sections 4(a) or (f).

         4. Redemption.

                  (a) (i) At any  time  upon  delivery  of a  Redemption  Notice
(defined below) by the Corporation, or (ii) during the Redemption Period (defined below), upon receipt by the Corporation from holders of Series A Preferred Stock holding at least Ten percent (10%) of the then outstanding Series A Preferred Stock (the "Requesting Holders") of a Redemption Notice requesting redemption of all of such Requesting Holders shares of Series A Preferred Stock (the "Redemption Shares"), and concurrently with surrender by such holder of the certificates representing such Redemption Shares, the Corporation shall, to the extent it may lawfully do so, redeem the Redemption Shares within 60 days after the date of the Redemption Notice by paying a price per share equal to the applicable Redemption Price (such date of redemption, a "Redemption Date"). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all Redemption Shares, the Corporation shall redeem a pro rata portion of each Requesting Holder's redeemable Redemption Shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the Redemption Shares to be redeemed if the legally available funds were sufficient to redeem all such Redemption Shares, and shall redeem the remaining Redemption Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If any such Redemption Shares are not redeemed on or prior to a Redemption Date (irrespective of the reason), then commencing the day immediately after such Redemption Date and for so long as any such Redemption Shares have not been redeemed, the holders of a majority of such Redemption Shares shall be entitled, in addition to the voting rights set forth in Section 3(b), to the rights set forth in Section 3(d)(ii).

         For purposes of this Section 4, a "Redemption Period" shall mean the period commencing on the November 30, 2013 and continuing thereafter.

         The "Redemption Price" shall be equal to the Preferred Stock Original Issue Price per share, plus any and all Accruing Dividends accrued but unpaid thereon.

                  (b) Redemption Notice. Written notice of the redemption of Redemption Shares pursuant to any of Section 4(a) (the "Redemption Notice") shall be mailed, postage prepaid, to each Requesting Holder, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, not less than five days prior to each Redemption Date. Each Redemption Notice shall state:

                           (i) the number of shares of  Preferred  Stock held by
the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

                           (ii) the Redemption  Date and the  Redemption  Price;
and

                           (iii)  that  the  holder  is  to   surrender  to  the
Corporation, in the manner and at the place designated, his, her, or its certificate or certificates representing the shares of Preferred Stock to be redeemed.


                  (c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Requesting Holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

                  (d) Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

                  (e) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold, or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

                  (f) Redemption with Key Man. Notwithstanding anything to the contrary, if the Corporation receives proceeds from a life insurance policy on either Dale Hensel or Dan Barnett, the Corporation shall immediately upon receipt, use such proceeds to redeem shares of the Series A Preferred Stock, pro rata from the holders of the Series A Preferred Stock based upon the number of shares they own. The Series A Preferred Shareholders shall sell, assign and transfer their Series A Preferred Stock to the Corporation upon request by the Corporation.

         5. Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given five (5) days after delivery if deposited in the United States mail, postage prepaid, or the next business day if sent by overnight courier, and addressed to each holder of record at his address appearing on the books of the Corporation.

         6. Special Mandatory Conversion.

                  (a) Trigger Event. In the event that any holder of shares of Series A Preferred Stock is deemed to be a "Non-Participating Holder" pursuant to Section 1.2 of the Purchase Agreement, then each share of Series A Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock on a 1:1 basis, effective as of the time such holder shall be deemed to be a "Non-Participating Holder." Such conversion is referred to as a "Special Mandatory Conversion".

                  (b) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A Preferred Stock converted pursuant to Section 6(a) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 6. Upon receipt of such notice, each holder of such shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 6, including the rights, if any, to receive notices and vote (other than as a holder of Common
Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment in full of the Accruing Dividend. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

         7. Pre-Emptive Rights. The Corporation shall be prohibited from granting pre-emptive rights except as otherwise provided for in the Stockholders Agreement."

         These Articles of Amendment were adopted on November ___, 2006.

         These Articles of Amendment shall be effective as of November ___, 2006.

         This amendment was adopted by the Board of Directors of the Company without shareholder action and shareholder action was not required pursuant to
Section 607.0602 of the FBCA.

         IN WITNESS WHEREOF, the Company's President, Dale Hensel, has signed this certificate this ___ day of November, 2006.



                                                     ___________________________
                                                     Dale Hensel, President